Exhibit 99.1

iRhythm Technologies Announces Third Quarter 2022 Financial Results

SAN FRANCISCO, November 1, 2022 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, prevent, and predict disease, today reported financial results for the three months ended September 30, 2022.

Third Quarter 2022 Financial Results
•Revenue of $103.9 million, a 21.6% increase compared to third quarter 2021
•Gross margin of 68.3%, a 2.6 percentage point improvement compared to third quarter 2021
•Cash, cash equivalents and short-term investments of $203.5 million as of September 30, 2022
•Updating fiscal year 2022 revenue guidance to a range of approximately $407 million to $411 million
•Improving profitability profile, including updated fiscal year 2022 adjusted EBITDA guidance of negative $10 to negative $12 million

Recent Operational Highlights
•Third quarter registration growth of 22% year-over-year
•Presentations at the European Society of Cardiology (ESC) in August highlighted Zio XT increased arrhythmia detection rates by 216% and reduced time to detection as compared to traditional Holter monitors1
•Detailed refreshed vision and mission, long-term growth strategies, innovation pipeline and financial goals during analyst and investor day in September
•Upcoming data presentations at the American Heart Association (AHA) in Chicago, IL, from November 5-7, 2022

"Despite the ongoing staffing and capacity challenges, we grew registration volumes by more than 20% in the third quarter, achieving our highest daily registration volumes ever as we exited September," said iRhythm CEO and President, Quentin Blackford. "However, within the quarter, we also realized softness in returned devices - which impacted our ability to perform our services and realize revenue which muted our growth. We view this as persisting into the fourth quarter. These dynamics, as well as fourth quarter trends in account staffing and capacity challenges as well as Zio AT utilization, have led to us reducing our full year revenue guidance."

"While disappointing, we continue to be encouraged by the underlying momentum of the business as demonstrated by the accelerating daily registration growth in the third quarter. As we shared during our Investor and Analyst Day in September, we continue to believe iRhythm's innovative device with differentiated AI capabilities and clinically actionable data insights is the gold standard in the space and sets us apart in the marketplace. We remain confident in the strong fundamentals of our business and are dedicated to bringing our innovative solutions to the millions of patients who may benefit," concluded Mr. Blackford.

Third Quarter Financial Results
Revenue for the three months ended September 30, 2022 increased 21.6% to $103.9 million, from $85.4 million during the same period in 2021. The increase was primarily driven by Zio XT and AT volume growth as well as an increase in net average selling price.

Gross profit for the third quarter of 2022 was $70.9 million, up 26.4% from $56.1 million during the same period in 2021, while gross margins were 68.3%, up from 65.7% during the same period in 2021. The increase in gross profit was primarily due to increased volume and average selling price, partially offset by increases in cost per unit.

Adjusted operating expenses for the third quarter of 2022 were $89.7 million, compared to $79.4 million during the same period in 2021. This increase in adjusted operating expenses resulted primarily from increased resources to scale and higher bad debt expense as a result of incremental volumes. Operating expenses for the third quarter of 2022 were $92.0 million, compared to $79.4 million for the same period in 2021.

Adjusted net loss for the third quarter of 2022 was $19.1 million, or a loss of $0.63 per share, compared with an adjusted net loss of $23.7 million, or a loss of $0.81 per share, for the same period in 2021. Net loss for the third quarter of 2022 was $21.5 million, or a loss of $0.71 per share, compared with net loss of $23.7 million, or a loss of $0.81 per share, for the same period in 2021.

Cash, cash equivalents and short-term investments were $203.5 million as of September 30, 2022.

Exhibit 99.1

Updated 2022 Annual Guidance
Given volume trends in the third quarter and anticipated volume contributions in the fourth quarter, iRhythm is updating its fiscal year 2022 revenue guidance to range from approximately $407 to $411 million, which represents approximately 26% to 27% growth over the prior year results. This compares to prior fiscal year 2022 revenue guidance of $415 to $420 million.

Gross margin for the fiscal year 2022 is expected to range from approximately 68% to 69% and adjusted operating expenses are expected to range between approximately $360 and $365 million. Adjusted EBITDA for the full year 2022 is expected to range from negative $10 to negative $12 million. This compares to prior fiscal year 2022 adjusted operating expense guidance of $375 and $385 million and prior fiscal year 2022 adjusted EBITDA guidance of negative $12.5 to negative $17.5 million.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event, which will be available on the investors section of the Company’s website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation, depreciation and amortization as well as non-operating items such as interest income, interest expense, impairment and restructuring charges, and transformation costs.

We exclude the following items from non-GAAP financial measures for adjusted net loss, adjusted net loss per share and adjusted operating expenses:

•impairment and restructuring charges, and
•transformation costs to scale the organization.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, the potential impact of Medicare reimbursement rates for the CPT codes primarily relied upon for the Company’s Zio XT services, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission, including those on the Form 10-Q expected to be filed on or about November 3, 2022. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact:
Stephanie Zhadkevich	Morgan Mathis
(919) 452-5430	(310) 528-6306
investors@irhythmtech.com	irhythm@highwirepr.com

1.Ameenathul M. Fawzy MB, Jade Edmonds, Anthony Shannon, David J. Wright MD. A Service Evaluation of Zio XT: The Liverpool Experience. In: ESC Congress 2022, August 26 - 29, 2022 Barcelona, Spain.

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$71,222	$127,562
Short-term investments	132,316	111,569
Accounts receivable, net	60,534	46,430
Inventory	14,452	10,268
Prepaid expenses and other current assets	7,326	9,693
Total current assets	285,850	305,522
Property and equipment, net	71,515	55,944
Operating lease right-of-use assets	62,010	84,587
Goodwill	862	862
Other assets	20,153	16,052
Total assets	$440,390	$462,967
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,404	$10,509
Accrued liabilities	60,264	51,486
Deferred revenue	3,003	3,049
Debt, current portion	—	11,667
Operating lease liabilities, current portion	12,920	11,142
Total current liabilities	83,591	87,853
Debt, noncurrent portion	34,931	9,690
Other noncurrent liabilities	1,163	697
Operating lease liabilities, noncurrent portion	81,481	85,212
Total liabilities	201,166	183,452
Stockholders’ equity:
Preferred Stock	—	—
Common stock	28	27
Additional paid-in capital	741,879	685,594
Accumulated other comprehensive loss	(681)	(61)
Accumulated deficit	(502,002)	(406,045)
Total stockholders’ equity	239,224	279,515
Total liabilities and stockholders’ equity	$440,390	$462,967

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue, net	$103,875	$85,432	$298,304	$241,021
Cost of revenue	32,954	29,284	95,379	78,737
Gross profit	70,921	56,148	202,925	162,284
Operating expenses:
Research and development	11,448	8,685	33,935	26,801
Selling, general and administrative	80,559	70,745	235,468	203,227
Impairment and restructuring charges	—	—	26,608	—
Total operating expenses	92,007	79,430	296,011	230,028
Loss from operations	(21,086)	(23,282)	(93,086)	(67,744)
Interest expense	(614)	(279)	(3,125)	(921)
Other income (expense), net	365	(76)	450	103
Loss before income taxes	(21,335)	(23,637)	(95,761)	(68,562)
Income tax provision	116	94	196	308
Net loss	$(21,451)	$(23,731)	$(95,957)	$(68,870)
Net loss per common share, basic and diluted	$(0.71)	$(0.81)	$(3.22)	$(2.35)
Weighted-average shares, basic and diluted	30,055,166	29,397,845	29,836,601	29,294,559

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted EBITDA reconciliation	2022	2021	2022	2021
Net loss	$(21,451)	$(23,731)	$(95,957)	$(68,870)
Income tax provision	116	94	196	308
Depreciation and amortization	3,436	2,549	9,930	6,738
Interest expense, net	15	223	2,198	717
Stock-based compensation	12,945	12,160	41,946	42,651
Impairment and restructuring charges	—	—	26,608	—
Transformation costs	2,315	—	2,748	—
Adjusted EBITDA	$(2,624)	$(8,705)	$(12,331)	$(18,456)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted net loss reconciliation
Net loss, as reported	$(21,451)	$(23,731)	$(95,957)	$(68,870)
Impairment and restructuring charges	—	—	26,608	—
Transformation costs	2,315	—	2,748	—
Adjusted net loss	$(19,136)	$(23,731)	$(66,601)	$(68,870)

Adjusted net loss per share reconciliation
Net loss per share, as reported	$(0.71)	$(0.81)	$(3.22)	$(2.35)
Impairment and restructuring charges per share	—	—	0.89	—
Transformation costs per share	0.08	—	0.09	—
Adjusted net loss per share	$(0.63)	$(0.81)	$(2.24)	$(2.35)

Adjusted operating expense reconciliation
Operating expense, as reported	$92,007	$79,430	$296,011	$230,028
Impairment and restructuring charges	—	—	(26,608)	—
Transformation costs	(2,315)	—	(2,748)	—
Adjusted operating expense	$89,692	$79,430	$266,655	$230,028